                                                Filed pursuant to Rule 424(b)(3)
                                                           File Number 333-68090


PROSPECTUS SUPPLEMENT NO. 1

               $550,000,000 Aggregate Principal Amount at Maturity
       Liquid Yield Option(TM) Notes Due 2021 (Zero Coupon--Subordinated)
           and Shares of Common Stock Issuable Upon Conversion and/or
                             Purchase of the LYONs

     This prospectus supplement supplements the prospectus dated November 21, 2001 of Vishay Intertechnology, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $550,000,000 aggregate principal amount at maturity of the Liquid Yield Option Notes ("LYONs") of Vishay and the shares of common stock issuable upon conversion and/or purchase of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table in the "Selling Securityholders" section on pages 38 and 39 of the prospectus is hereby supplemented by the substitution of the following information regarding the selling securityholder listed in the prospectus and by a corresponding change in the information relating to all other holders of LYONs who are not identified as selling securityholders.

                          Aggregate Principal
                          Amount at Maturity                              Number of Common       Percentage of Shares
                          of LYONs that May Be    Percentage of LYONs     Shares that May Be     of common stock
Name                      Sold                    Outstanding             Sold (1)               Outstanding (2)
----------------------------------------------------------------------------------------------------------------------
Wilmington Trust
Company as Owner Trustee
for Forrestal Funding
Master Trust (3)          $52,500,000             9.5%                    927,601                       *

All Other Holders of
LYONs or Future
Transferrees, Pledgees,
Donees, Assignees or
Successors of any such
Holders(3)(4)             $77,310,000            14%                    1,365,959                       *

*Less than one percent (1%).
__________________
(TM) Trademark of Merrill Lynch & Co., Inc.

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(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
17.6686 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs --Conversion Rights --Conversion Rate and Delivery of Shares of common stock" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i)of the Exchange Act, using 144,083,643 shares of common stock outstanding as of December 5, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include shares of common stock that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3) Information about holders of LYONs who wish to become selling securityholders under the registration statement will be set forth in supplements which will be included in post-effective amendments to the registration statement of which this prospectus supplement is part.

(4) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any shares of common stock other than shares of common stock issuable upon conversion of the LYONs at the initial conversion rate.

INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is December 10, 2001